Exhibit 99.1

Centessa Pharmaceuticals Reports Financial Results and Business Highlights for the Second Quarter of 2023

•Enrollment and dosing ongoing in registrational study of SerpinPC for the treatment of hemophilia B

•Enrollment and dosing ongoing in Phase 1/2a Study of LB101, a PD-L1xCD47 LockBody® for the treatment of solid tumors

•IND-enabling activities advancing for ORX750, an oral selective orexin receptor 2 (OX2R) agonist for the treatment of narcolepsy and other sleep disorders; Announces ORX750 preclinical data to be presented at World Sleep Congress in October 2023

•Nominates second LockBody candidate, LB206, a conditionally bivalent PD-L1xCD3 bispecific monoclonal antibody

BOSTON and LONDON, August 14, 2023: Centessa Pharmaceuticals plc (Nasdaq: CNTA), a clinical-stage pharmaceutical company focused on discovering and developing medicines that are transformational for patients, today reported financial results and business highlights for the second quarter ended June 30, 2023.

“This is an exciting time for Centessa as we continue to execute across our portfolio with the goal of bringing transformative medicines to patients with unmet needs,” said Saurabh Saha MD PhD, Chief Executive Officer of Centessa. “We recently commenced dosing in our registrational PRESent-2 study of SerpinPC for the treatment of hemophilia B without inhibitors and are now enrolling subjects across multiple global sites. To date, clinical data support SerpinPC's potential to be a first-in-class subcutaneously administered therapy with a differentiated safety profile for persons with hemophilia B. In the months ahead, we plan to share new data from subjects with approximately 3 years of continuous treatment with SerpinPC from the ongoing Phase 2a study.”

“We are also making great progress with our LockBody technology platform, enrolling and dosing subjects in the ongoing Phase 1/2a clinical trial of LB101, a PD-L1xCD47 LockBody molecule for the treatment of solid tumors. In addition, we are excited to announce LB206, a conditionally bivalent PD-L1xCD3 bispecific monoclonal antibody, as our second LockBody development candidate for the treatment of solid tumors, and share encouraging preclinical data for LB206 which demonstrated the potential of our LockBody technology to selectively drive potent CD3 activity within solid tumors in a difficult-to-treat mouse xenograft model with no apparent observed toxicity. We believe this progress marks an important milestone in advancing our novel LockBody technology platform,” said Dr. Saha.

“In parallel with progress on our two clinical programs, we are advancing ORX750, our first oral selective orexin receptor 2 (OX2R) agonist development candidate, through IND enabling studies for the treatment of narcolepsy, and are thrilled to present preclinical data for ORX750 at the World Sleep Congress in October 2023,” said Dr. Saha. “We are also excited to be exploring follow-up orexin agonists for potential expansion opportunities into a range of high value sleep disorders and broader neurological indications. With a team comprised of experienced and insightful scientists in the orexin field, we believe Centessa is well-positioned to play a leading role in orexin agonist development.”

Dr. Saha concluded, “We have line of sight to multiple potential clinical milestones expected over the next several quarters and with a cash runway into 2026, we believe we are well positioned to advance our pipeline of potentially transformative medicines and deliver value for our stakeholders.”

Recent Highlights
•Today, the Company shared new preclinical data for LB206, a PD-L1xCD3 LockBody development candidate, which demonstrated single agent regressions of large tumors in a difficult-to-treat mouse xenograft model. The preclinical data is shown in the Company’s corporate overview for August 2023 which is available at https://investors.centessa.com/events-presentations.
•In July, the Company announced the dosing of the first subject in its registrational PRESent-2 clinical study of SerpinPC for the treatment of hemophilia B without inhibitors. SerpinPC is an investigational subcutaneously administered novel inhibitor of activated protein C (APC).
•In May, the Company announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to SerpinPC for the treatment of hemophilia B, with or without inhibitors.

Anticipated Upcoming Program Milestones
•Hemophilia (SerpinPC) - The global registrational program for hemophilia B is ongoing. PRESent-5, an observational feeder study, continues enrolling subjects and the Company has commenced dosing in the registrational PRESent-2 clinical study of hemophilia B without inhibitors. Dosing in the registrational PRESent-3 clinical study of hemophilia B with inhibitors, is expected to begin this year. In addition, the Company expects to share data from Part 5 of the ongoing Phase 2a study of SerpinPC at a scientific meeting later this year.
•Solid Tumors
▪PD-L1xCD47 LockBody (LB101) - The Phase 1/2a first-in-human clinical study is ongoing.
▪PD-L1xCD3 LockBody (LB206) - LB206 has been named as a development candidate.

•Narcolepsy and Other Sleep Disorders (ORX750) - ORX750 is undergoing IND-enabling activities. The Company plans to share preclinical data on ORX750 at the World Sleep Congress taking place from October 20-25, 2023, in Rio de Janeiro, Brazil.

The Company has multiple earlier-stage preclinical assets including additional orexin agonists and discovery-stage programs. Where applicable, the Company plans to provide updates on preclinical programs as they advance toward clinical studies.

Second Quarter 2023 Financial Results
•Cash, Cash Equivalents and Short-term Investments: $303.6 million as of June 30, 2023. In addition, the Company received approximately $15.0 million in gross proceeds through ATM sales in August 2023. The Company expects its current cash, cash equivalents and short-term investments will fund operations into 2026, without drawing on the remaining available tranches under the Oberland credit facility.
•Research & Development Expenses: $33.7 million for the second quarter ended June 30, 2023, compared to $53.7 million for the second quarter ended June 30, 2022.
•General & Administrative Expenses: $13.3 million for the second quarter ended June 30, 2023, compared to $14.8 million the second quarter ended June 30, 2022.
•Net Loss Attributable to Ordinary Shareholders: $24.9 million for the second quarter ended June 30, 2023, compared to $64.7 million for the second quarter ended June 30, 2022. The net loss for the second quarter of 2023 included a tax benefit of $24.1 million, which primarily relates to a release of a valuation allowance on certain U.S. deferred tax assets in the quarter.

About Centessa Pharmaceuticals
Centessa Pharmaceuticals plc is a clinical-stage pharmaceutical company that aims to discover and develop medicines that are transformational for patients. Our programs span discovery-stage to late-stage development and cover a range of high-value indications. We operate with the conviction that each one of our programs has the potential to change the current treatment paradigm and establish a new standard of care. For more information, visit http://www.centessa.com/, which does not form part of this release.

About SerpinPC
SerpinPC is a subcutaneously administered novel inhibitor of APC being developed as a potential treatment for hemophilia, regardless of severity or inhibitor status, and which may also be developed to prevent bleeding associated with other bleeding disorders. The ongoing registrational program for

SerpinPC in hemophilia B includes a set of clinical studies with multiple components. PRESent-5 is an observational feeder study to collect prospective observational data for minimum defined periods before switching to dosing subjects in the interventional studies. The interventional studies include PRESent-2 (moderately severe to severe hemophilia B without inhibitors, and severe hemophilia A with or without inhibitors) and PRESent-3 (hemophilia B with inhibitors). Additional information on the trials can be accessed at www.clinicaltrials.gov (NCT05605678, NCT05789524, NCT05789537). The U.S. Food and Drug Administration (FDA) has granted Fast Track designation to SerpinPC for the treatment of hemophilia B, with or without inhibitors. SerpinPC is an investigational agent that has not been approved by the FDA or any other regulatory authority.

About the LockBody Technology Platform and LB101
Centessa’s proprietary LockBody technology platform aims to redefine immuno-oncology treatment for patients with cancer. LockBody drug candidates are designed to selectively drive potent effector function activity, such as CD47 or CD3, to the tumor micro-environment (TME) while avoiding systemic toxicity. The first LockBody candidate is LB101, a conditionally tetravalent PD-L1xCD47 bispecific monoclonal antibody which has two anti-CD47 domains blocked by two anti-PD-L1 domains, with proprietary human IgG-derived hinges linking the anti-CD47 and anti-PD-L1 domains. The cell-killing mechanism of action, CD47, is designed to be blocked by the PD-L1 tumor targeting domain until the IgG-derived hinges are naturally degraded in the TME, thus unlocking and activating the CD47 effector function activity in the tumor. LB101 is in a Phase 1/2a clinical trial. Additional information on the trial can be accessed at www.clinicaltrials.gov (NCT05821777). LB101 is an investigational agent that has not been approved by the FDA or any other regulatory authority.

Forward Looking Statements
This press release contains forward-looking statements. These statements may be identified by words such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” “aim,” “seek,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements related to the Company’s ability to discover and develop transformational medicines for patients; its expectations for executing on the Company's pipeline;

its expectations on its cash runway into 2026; the timing of commencement of new studies or clinical trials or clinical and preclinical data related to SerpinPC, LB101, LB206, other LockBody candidates, the LockBody technology platform, ORX750 and other orexin agonist molecules; its ability to identify, screen and recruit a sufficient number of or any subjects in its existing and anticipated studies or clinical trials including PRESent-5, the observational feeder study, PRESent-2 and PRESent-3 and studies or trials of LB101, LB206, and any other LockBody candidates, ORX750 and other orexin agonist molecules and its expectations on executing its research and clinical development plans and the timing thereof; the Company’s ability to differentiate SerpinPC, LB101, LB206, ORX750, other orexin agonist molecules, and other LockBody candidates from other treatment options; the development and therapeutic potential of SerpinPC, LB101, LB206, other LockBody candidates, the LockBody technology platform, ORX750 and other orexin agonist molecules; and regulatory matters, including the timing and likelihood of success of obtaining authorizations to initiate or continue clinical trials. Any forward-looking statements in this press release are based on our current expectations, estimates, assumptions and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the safety and tolerability profile of our product candidates; our ability to identify, screen and recruit a sufficient number of or any subjects in our anticipated new studies or clinical trials including PRESent-2, PRESent-3, PRESent-5, and studies or trials of LB101 or within anticipated timelines; our ability to execute IND-enabling activities in a timely manner or at all, including with respect to ORX750 and LB206; our ability to protect and maintain our intellectual property position; business (including commercial viability), regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about the Company; risks inherent in developing product candidates and technologies; future results from our ongoing and planned clinical trials; our ability to obtain adequate financing, including through our financing facility with Oberland, to fund our planned clinical trials and other expenses; trends in the industry; the legal and regulatory framework for the industry, including the receipt and maintenance of clearances to conduct or continue clinical testing; future expenditures risks related to our asset-centric corporate model; the risk that any one or more of our product candidates will not be successfully developed and/or commercialized; the risk that the historical results of preclinical studies or clinical studies will not be predictive of future results in ongoing or future studies; economic risks to the United States and United Kingdom banking systems; and geo-political risks such as the Russia-Ukraine war.

These and other risks concerning our programs and operations are described in additional detail in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and our other reports, which are on file with the U.S. Securities and Exchange Commission (SEC). We explicitly disclaim any obligation to update any forward-looking statements except to the extent required by law.

Contact:
Kristen K. Sheppard, Esq.
SVP of Investor Relations
investors@centessa.com

Centessa Pharmaceuticals plc
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(amounts in thousands except share and per share data)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Operating expenses:
Research and development	$33,673	$53,651	$66,499	$90,504
General and administrative	13,346	14,763	29,397	29,148
Change in fair value of contingent value rights	—	—	—	1,980
Loss from operations	(47,019)	(68,414)	(95,896)	(121,632)
Interest income	2,059	25	4,590	129
Interest expense	(2,450)	(1,653)	(4,795)	(3,153)
Other (expense) income, net	(1,527)	5,359	(2,873)	5,555
Loss before income taxes	(48,937)	(64,683)	(98,974)	(119,101)
Income tax (benefit) expense	(24,051)	(22)	(23,374)	58
Net loss	(24,886)	(64,661)	(75,600)	(119,159)

Other comprehensive income (loss):
Foreign currency translation adjustment	762	(1,124)	1,660	(1,830)
Unrealized gain on available for sale securities, net of tax	783	—	783	—
Other comprehensive income (loss)	1,545	(1,124)	2,443	(1,830)

Total comprehensive loss	$(23,341)	$(65,785)	$(73,157)	$(120,989)

Net loss per ordinary share - basic and diluted	$(0.26)	$(0.69)	$(0.80)	$(1.29)
Weighted average ordinary shares outstanding - basic and diluted	95,162,734	94,109,089	95,050,940	92,317,172

Centessa Pharmaceuticals plc
Condensed Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	June 30, 2023	December 31, 2022
Total assets:
Cash and cash equivalents	$145,220	$393,644
Short-term investments	158,367	—
Other assets	89,334	50,663
Total assets	$392,921	$444,307

Total liabilities
Other liabilities	$43,015	$38,338
Long term debt	73,300	69,800
Total liabilities	$116,315	$108,138

Total shareholders’ equity	$276,606	$336,169
Total liabilities and shareholders' equity	$392,921	$444,307